Exhibit 99.1

Contact:	Kenneth R. Meyers, Executive Vice President - Finance - U.S. Cellular (773) 399-8900 kmeyers@uscellular.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

U.S. CELLULAR COMPLETES EXCHANGE OF WIRELESS ASSETS WITH ALLTEL Transaction strengthens U.S. Cellular's Midwest strategic footprint

CHICAGO - Dec. 20, 2005 - United States Cellular Corporation (AMEX: USM) announced today that it had completed an exchange with a subsidiary of Alltel Corporation (NYSE: AT). The exchange is for 850 MHz cellular properties that enhance the operations of both companies. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area (RSA) markets in Kansas and Nebraska. Alltel acquired two RSA markets in Idaho and received $50 million in cash, subject to working capital adjustments.

U.S. Cellular acquired six markets in Kansas and nine markets in Nebraska. The Kansas markets are RSA 3, 4, 8, 9, 10 and 14. The Nebraska markets are RSA 2 through 10. As of Sept. 30, 2005, the Kansas and Nebraska markets represented a total population of 1.4 million and total customers of approximately 146,000 of which 123,000 were retail customers.

The Idaho markets acquired by Alltel, RSA 5, 6 and fill-in areas within RSA 3, represented a total population of 493,000 and approximately 92,000 customers of which 90,000 were retail customers.

As of Sept. 30, U.S. Cellular, the nation's sixth-largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Falkenberg Capital Corporation of Denver, Colo. represented U.S. Cellular in this transaction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which the company operates; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company's markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed with the Securities and Exchange Commission.

U.S. Cellular's web site is www.uscellular.com